Exhibit 99.1
CallidusCloud Announces Acquisition of Badgeville Technology
CallidusCloud to Boost Engagement in Sales, Marketing, Learning and Customer Experience with leading Digital Motivation Platform

DUBLIN, CA, June 24, 2016 – Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, announced today that it has acquired certain assets of Badgeville, the leading technology provider in enterprise gamification and digital motivation.
“Badgeville is the leader in a very exciting market,” said Leslie Stretch, president and CEO, CallidusCloud. “Digital motivation goes hand in hand with cash incentive programs, and we have been partnering with Badgeville since 2012 to drive sales performance and enablement solutions. We will now be able to extend this powerful proposition to all of our customers across the lead to money spectrum.”
“CallidusCloud is the clear leader when it comes to driving sales behaviors using incentives,” said Jon Shalowitz, president and CEO, Badgeville. “With the Badgeville platform now a part of CallidusCloud, corporations will be better positioned than ever to drive engagement with key customer and employee processes.“
The asset acquisition was an all cash transaction for $7.5 million.
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Web: www.calliduscloud.com; www.badgeville.com

About Badgeville
Badgeville digitally motivates all types of people to achieve their business goals in systems across the enterprise. By motivating customers, employees, and partners to perform their best individually and in teams, Badgeville is fundamentally changing the way people work. With hundreds of deployments as the leader in enterprise gamification and digital motivation, Badgeville empowers Customer and Employee journeys, by increasing audience engagement and personal reputation for industry leaders.

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation -- driving bigger deals, faster. Approximately 4,700 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals faster.

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